Exhibit 99.1

Contact:

Sara Buda

Lionbridge Technologies

(781) 434-6190

sara_buda@lionbridge.com

LIONBRIDGE REPORTS RECORD EARNINGS AND REVENUE

FOR SECOND QUARTER

Achieves Revenue of $37.3 Million and $0.04 EPS;

Increased Demand for High Value Globalization and Testing Services Drives

Continued Growth

WALTHAM, Mass. – July 20, 2003 - Lionbridge Technologies, Inc. (Nasdaq: LIOX), a leading provider of globalization and testing services, today announced record revenue, net income and earnings per share for the second quarter ended June 30, 2003.

Financial highlights for the quarter include:

•	Revenue of $37.3 million, an increase of 26% compared to revenue of $29.5 million for the second quarter of 2002, and an increase of 21% compared to revenue of $30.9 million for the first quarter of 2003. For the six months ended June 30, 2003, the Company reported revenue of $68.1 million, a 25% increase compared to revenue of $54.4 million for the same period 2002.

•	Net income of $1.5 million, or earnings per share of $0.04, based on 34.7 million fully diluted common shares outstanding for the quarter ended June 30, 2003. This compares to a net loss of $1.4 million or a loss of $0.04 per share for the second quarter of 2002, based on 31.6 million fully diluted common shares outstanding.

•	Gross margin of 40%, an increase from the 39% achieved in the first quarter of 2003.

•	Included in these operating results are the negative effects of currency swings during the period as well as approximately $0.5 million of expenses related to resizing of the Company’s French operations.

“Our ability to deliver stronger-than-expected revenue and earnings for the quarter demonstrates that, despite dramatic global foreign exchange fluctuations and French reconfiguration expenses, we continue to deliver positive financial performance,” said Rory Cowan, CEO, Lionbridge. “A number of new client programs came in earlier than we expected. Our strong localization revenue was complemented by strength in our VeriTest testing business which continues to exceed plan. We are seeing increasing demand for high-value validation and verification services that leverage our deep technical expertise and geographic breadth.”

The Company will host a conference call on Monday, July 21 at 2:00 pm ET regarding the content of this release. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/July21/. A replay will be available at this location for a week.

About Lionbridge

Lionbridge Technologies, Inc. is a provider of globalization and testing services that enable Global 2000 organizations to confidently and cost effectively deliver products and content worldwide. Lionbridge leverages its global infrastructure and advanced language technologies to provide multilingual content management, localization, testing and development services that speed adoption, increase utilization and reduce maintenance costs of global applications and content. Based in Waltham, Mass., Lionbridge maintains facilities in Ireland, The Netherlands, France, Germany, China, South Korea, Japan, Brazil, and the United States and provides services under the Lionbridge and VeriTest brands. To learn more, visit www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Lionbridge’s actual experience may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; the loss of a major client or customer; the impact of foreign currency fluctuations on its operating results and profitability; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; costs associated with restructuring of certain European operations; risks associated with management of growth; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations, including the impact of diseases, in international markets; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 1, 2003 (file No. 333-106693).

LIONBRIDGE TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue	$37,270	$29,482	$68,121	$54,372
Cost of revenue	22,517	17,928	41,476	33,319

Gross profit	14,753	11,554	26,645	21,053

Operating expenses:
Sales and marketing	3,273	2,758	6,089	5,198
General and administrative	8,768	8,147	16,541	15,445
Research and development	149	280	351	698
Amortization of acquisition-related intangible assets	116	115	231	297
Stock-based compensation	70	270	226	495

Total operating expenses	12,376	11,570	23,438	22,133

Profit (loss) from operations	2,377	(16)	3,207	(1,080)

Interest expense	992	950	1,906	1,820
Other expense, net	190	312	232	518

Income (loss) before income taxes	1,195	(1,278)	1,069	(3,418)
Provision for (benefit from) income taxes	(318)	77	(215)	(178)

Net income (loss)	$1,513	$(1,355)	$1,284	$(3,240)

Net income (loss) per share of common stock:
Basic	$0.05	$(0.04)	$0.04	$(0.10)
Diluted	$0.04	$(0.04)	$0.04	$(0.10)
Weighted average number of common shares outstanding:
Basic	31,859	31,629	31,787	31,578
Diluted	34,715	31,629	34,620	31,578

LIONBRIDGE TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 30,	December 31,
	2003	2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,294	$10,916
Restricted cash	—	352
Accounts receivable, net of allowances of $435 and $425 at June 30, 2003 and December 31, 2002, respectively	21,633	17,303
Work in process	7,558	6,062
Other current assets	2,689	2,054

Total current assets	41,174	36,687

Property and equipment, net	4,301	5,013
Goodwill	14,808	15,142
Other intangible assets, net	321	551
Other assets	892	771
Total assets	$61,496	$58,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$7,048	$3,215
Accounts payable	9,612	8,570
Accrued expenses and other current liabilities	13,986	14,415
Deferred revenue	4,193	3,753

Total current liabilities	34,839	29,953

Long-term debt, less current portion and net of discount of $1,983 and $2,288 at June 30, 2003 and December 31, 2002, respectively	21,534	24,728
Other long-term liabilities	1,826	1,769

Total stockholders’ equity	3,297	1,714

Total liabilities and stockholders’ equity	$61,496	$58,164